Exhibit 99.1

[Semtech Logo]

MOHAN MAHESWARAN TO BECOME NEW SEMTECH CEO

1:45 p.m. PT

Monday, March 13, 2006

CAMARILLO, CALIFORNIA, March 13, 2006 - SEMTECH CORPORATION (NASDAQ: SMTC) today announced the hiring of Mohan Maheswaran as Semtech‘s President and Chief Executive Officer, effective April 3, 2006. In addition, Mr. Maheswaran will become a member of the Company’s Board of Directors as of that date.

Mr. Maheswaran will replace John D. “Jack” Poe, who has been serving as Semtech’s acting Chief Executive Officer on an interim since September 27, 2005. Mr. Poe will remain as Semtech’s Chairman of the Board of Directors, a position he has held since March 1998.

With over 20 years experience in the semiconductor and electronics industries, Mr. Maheswaran most recently held the position of Executive Vice President, General Manager at Intersil Corporation. Mr. Maheswaran joined Intersil Corporation by way of its acquisition of Elantec Semiconductor Inc. in 2002. In addition to having worked for Intersil and Elantec, Mr. Maheswaran has been employed by Allayer Communications, IBM Microelectronics, Texas Instruments, Hewlett-Packard and Nortel Communications.

Mr. Maheswaran holds a BSEE from Surrey University and a MBA from Henley Executive Management College, both of which are located in the United Kingdom.

Mr. Poe commented, "We are very pleased to announce Mohan as our new CEO. He has a rare combination of skills to understand our markets, create strategies, and instill operating disciplines for managing growth. He has a track record of professional and personal accomplishments in our industry that speaks for itself."

About Semtech

Semtech Corporation is a leading supplier of analog and mixed-signal semiconductors used in a wide range of computer, industrial and communication applications.

Forward-Looking and Cautionary Statements

This release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are statements other than historical information or statements of current condition and relate to matters such as future financial performance, future operational performance, the anticipated impact of specific items on future earnings, and our plans, objectives and expectations. Some forward-looking statements may be identified by use of terms such as "expects," "anticipates," "intends," "estimates," "believes”, ”projects”, “should”, “will”, “plans” and similar words.

Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected. These risks and uncertainties include the possibility of a delay or vacating of the new CEOs start date. In addition to considering these risks and uncertainties, forward-looking statements should be considered in conjunction with the cautionary statements contained in the “Risk Factors” section and elsewhere in the Company’s Annual Report on Form 10-K for the fiscal year ended January 30, 2005, in the Company’s other filings with the SEC, and in material incorporated therein by reference. In light of the risks and uncertainties inherent in forecasts of revenue and gross margin and in other projected matters, forward-looking statements should not be regarded as representations by the Company that its objectives or plans will be achieved or that any of its operating expectations or financial forecasts will be realized. The Company assumes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Relations Contact
John Baumann, Treasurer, Telephone: 805-480-2010